EXHIBIT 10.31.3

Third Amendment to Republic Bank Place, 3rd Floor Hurstbourne Lease dated 9-1-05,

as Amended

This Third Amendment to Lease (the “Third Amendment”) is dated as of the 10th day of January, 2023, and shall amend the terms of the Republic Bank Place 3rd Floor, Hurstbourne Lease dated September 1, 2005, as amended by the First Amendment to Hurstbourne Lease dated August 11, 2015, and as further amended by the Second Amendment to Republic Bank Place, 3rd Floor Hurstbourne Lease dated January 31, 2018 (as amended, the “Lease”), by and between Jaytee-Hurstbourne, LLC, a Kentucky limited liability company f/k/a Jaytee Properties Limited Partnership (“Landlord”) and Republic Bank & Trust Company (“Tenant”).

WHEREAS, the parties desire and agree to amend the Lease as hereinafter set forth,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1.	ARTICLE I. PREMISES. SECTION 1 is hereby deleted and replaced in its entirety by the following:

Tenant leases from Landlord and Landlord leases to Tenant the following described premises (the “Premises”):

Being approximately 10,798 square feet of rentable office space located on the third floor in Republic Bank Place (hereinafter called the “Building”) located at Hurstbourne Parkway and Stone Creek Parkway in Jefferson County, Kentucky, designated as Suite 300 and more particularly delineated on Exhibit A attached hereto and made a part hereof.

2.	ARTICLE I. PREMISES. SECTION 4 is hereby added as follows:

Landlord shall guarantee parking to Tenant in the parking lot near the back of the Building at the rate of 4 parking spaces per 1,000 square feet of the Premises.

3.	ARTICLE II. TERM/OPTION TO RENEW is hereby deleted and replaced in its entirety with the following:

The Lease shall terminate on June 30, 2028, unless otherwise extended as set forth herein.

Tenant shall have two (2) options to renew the Lease, each for an additional five-year period at a rent adjustment proportionate with the increase in the Consumer Price Index, all urban consumers over each year of the preceding term. Tenant shall notify Landlord of Tenant’s intent to exercise such option no later than 90 days prior to the expiration of the then-current term of this Lease.

4.	ARTICLE IV. USE is hereby deleted and replaced in its entirety with the following:

SECTION 1. The Premises are to be used only for the purpose of conducting therein the operation of a Bank and any and all related financial services and for no other business or purpose without the prior written consent of the Landlord. Tenant shall not do or permit to be done in or about the Premises anything which is illegal or unlawful; or which is of a hazardous or dangerous nature; or which will increase the rate(s) of insurance upon the Building. Tenant shall (and shall cause its employees to) comply with all governmental laws and ordinances and all regulations applicable to the use and occupancy of the Building.

The entrances, corridors, stairways, and elevators shall not be obstructed by Tenant, nor used for any other purpose than ingress or egress to and from Premises. Tenant shall not bring into or keep any animal within the Building, or any bicycle or other type of vehicle.

Tenant shall not disturb other occupants of the Building by making an undue or unseemly noise, or otherwise. Tenant shall not, without Landlord’s prior written consent, install or operate in or on Premises any machine or machinery causing noise or vibration perceptible outside the Premises, electric heater, stove or machinery or any kind or carry on any mechanical business thereon, or keep or use thereon oils, burning fluids, camphene, kerosene, naphtha, gasoline, or other combustible materials. No explosives shall be brought into the Building.

SECTION 2. Landlord shall not lease any portion of the Building to a tenant for any dangerous, illegal, noxious, odorous or offensive trade, business, or occurrence or other use contrary to the provisions of this Lease, including but not limited to the following:

●	Adult bookstore, novelty, lingerie shop, or brothel;
●	Pet store, animal grooming, or animal boarding;
●	Gun shop or firing range;
●	Head shop, smoke shop, or cannabis shop;
●	Laundromat; and
●	Tattoo shop.

In addition, Landlord shall not lease any portion of the Building to a tenant which competes or may compete directly with Tenant in the financial services or banking industry.  Such industries include, but are not limited to, the following:

●	Banks
●	Credit Unions
●	Mortgage Originators
●	Insurance Agencies
●	Brokerage, Trust, and Wealth Management Firms

5.	ARTICLE VI. SERVICES TO BE PROVIDED. Article VI is hereby deleted and replaced in its entirety by the following:

Landlord shall furnish reasonable amounts of heat, air conditioning, water, electricity, elevator service and janitor service (collectively, “Services”) to the Premises. It is expressly agreed that should any local, state or federal governmental body, agency or public utility restrict or reduce the amount of fuel or energy which may be utilized to provide the utilities and services as specified above, then such restriction or reduction, and the reduction in utilities and services which may result therefrom shall in no way create or constitute a default on the part of the Landlord, and there shall be no reduction or abatement in the Rent or any other sum payable by Tenant thereunder.  Further, Landlord shall not be liable for any injury, damage, inconvenience, or otherwise which may arise or result should the furnishing of any such services by interrupted or prevented by fire, accident, strike, riot, act of God, the making of necessary repairs or improvement, or any other cause beyond the reasonable control or prevention of Landlord, nor, subject only to the provisions of Article IX of this Lease, shall the Rent payable by Tenant hereunder abate.

6.	ARTICLE VII. MAINTENANCE AND REPAIR; ALTERATIONS. Article VII is hereby deleted and replaced in its entirety by the following:

SECTION 1.Landlord shall keep and maintain the roof, foundation, floor slab, and all structural walls (including windows and plate glass), gutters and downspouts of the Premises in good order and repair.  Landlord shall keep or cause to be kept in good repair all common areas of the Building and appurtenant areas, including, lighting systems; drainage systems; mechanical, plumbing and electrical systems; heat and air conditioning units; ductwork, lines, pipes, and conduits serving the Premises; and parking areas and driveways.  Landlord shall maintain, at its sole cost and expense, the heating, air conditioning, lighting (including replacement of light bulbs and fixtures), ceiling and plumbing systems within the Premises.  Any maintenance, repairs or replacements to any of the foregoing made necessary by any acts or omissions of the Tenant, its agents or employees, shall be paid for by Tenant and Tenant shall reimburse Landlord on demand for the cost of repairing any damage to the Premises or the Building caused by Tenant or its agents or employees.  In the event, after reasonable notice to Landlord, Landlord fails to make any repairs as hereinbefore provided, then Tenant shall have the right to make these repairs and deduct the cost thereof from any future rental payments.

SECTION 2.All maintenance, repairs, or replacements relating to the Premises that are not the obligation of Landlord as set forth in Section 1 above, shall be the obligation of Tenant and shall be made by Tenant at Tenant’s sole cost and expense.  Tenant shall maintain, at its expense, the interior of the Premises in good repair and in a clean and attractive condition.  Tenant’s obligation to maintain, repair and replace includes, but is not limited to, all the interior of the Premises.  In the event Tenant fails to comply with the requirements of this Section, Landlord may effect such maintenance and repair and the cost thereof, with interest at the rate of 12% per annum.

SECTION 3.Tenant shall not make any alterations, additions or improvements to the Premises without first obtaining Landlord’s prior written consent. All alterations, additions or improvements to the Premises shall be made in accordance with applicable building codes and requirements. Landlord may make any repairs for the preservation, safety or improvement of the Premises or the Building. All alterations, additions, and improvements made by Tenant shall become the property of Landlord upon making thereof and shall be surrendered to Landlord upon the expiration of this Lease.

7.	ARTICLE VII. MAINTENANCE AND REPAIR; ALTERATIONS. SECTION 4 is hereby added as follows:

Landlord shall, throughout the Term, at its sole cost and expense, be responsible for placing and keeping the Building and all Building systems (including, but not limited to fire, safety, security, elevators, restrooms, etc.) in compliance with all governmental regulations, codes, rules, or laws, including the Americans with Disabilities Act.

8.	ARTICLE VIII. ACCESS. The following is hereby added at the end of Article VIII:

Landlord shall install and maintain its own access control system for the Building. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building on Sundays, legal holidays, and between the hours of 7:00 p.m. of any day and 7:00 a.m. of the following day, and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall have access to the Premises 24 hours per day, 7 days per week. Tenant shall install and maintain its own access control system and use its own keys and cores in the Premises; provided, however, such access control shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

9.	ARTICLE XIX. FIXTURES AND PERSONAL PROPERTY; SURRENDER. SECTION 3 is added as follows:

No advertisement, sign, lettering, notice, or device shall be placed in or upon the Premises or the Building, including any windows, walls, and exterior doors, except such as may be approved in writing by the Landlord. Lettering upon the doors as required by Tenant shall be made by the sign company approved by Landlord, but the cost shall be paid by Tenant. The directories of the Building will be provided exclusively for the display of the name and location of Tenant and its designated representative only, and Landlord reserves the right to exclude any other names therefrom. Notwithstanding anything to the contrary contained herein, Landlord approves Tenant’s signage as shown on Exhibit B attached hereto and made a part hereof. No other tenant shall be given such right of signage with the exception of the identification of all other tenants on a conforming tombstone sign.

10.	ARTICLE XXII. NOTICES. Article XXII is hereby amended to provide that notice shall be sent to the following:

To Landlord:Jaytee-Hurstbourne, LLC

601 W. Market Street

Louisville, Kentucky 40202-2700

Attn: Michael Trager-Kusman

To Tenant:	Republic Bank & Trust Company

Chief Financial Officer
601 W. Market Street

Louisville, Kentucky 40202-2700

11.	ARTICLE XXV. MISCELLANEOUS. SECTION 18 is added as follows:

No furniture, freight, supplies not carried by hand or equipment of any kind shall be brought into or removed from the Building without the consent of Landlord. Landlord shall have the right to limit the weight and size and to designate the position of all safes and other heavy property brought into the Building. Such furniture, freight, equipment, safes and other heavy property shall be moved in or out of the Building only at the times and in the manner permitted by Landlord. Landlord will not be responsible for loss of or damage to any of the items above referred to, and all damage done to the Premises or the Building by moving or maintaining any of such items shall be repaired at the expense of Tenant. Any merchandise not capable of being carried by hand shall utilize hand trucks equipped with rubber ties and rubber side guards.

12.	ARTICLE XXV. MISCELLANEOUS. SECTION 19 is added as follows:

Tenant shall not mark, drive nails, screw or drill into woodwork or plaster, paint or in any way deface the Building or any part thereof, or the Premises of any part thereof, or fixtures therein. The expense of remedying any breakage, damage or stoppage resulting from a violation of this rule shall be borne by Tenant.

13.	ARTICLE XXV. MISCELLANEOUS. SECTION 20 is added as follows:

If Tenant installs upon the Premises any electrical equipment that constitutes an overload on the electrical line serving the Premises or the Building. Tenant shall make all necessary changes to reduce such overload, or at the option of Landlord, eliminate such equipment as Landlord deems necessary to reduce the electrical capacity required to serve the Premises.

14.	ARTICLE XXV. MISCELLANEOUS. SECTION 21 is added as follows:

Canvassing, soliciting, and peddling in the Building is prohibited and Tenant shall cooperate to prevent such activity.

15.	ARTICLE XXV. MISCELLANEOUS. SECTION 22 is added as follows:

The requirements of Tenant will be attended to only upon application at the Landlord’s office of the Building. Building employees shall not perform any work or do anything outside of the regular duties, except on issuance of special instructions from the office of the Building. If the Building employees are made available for the assistance of Tenant to address an issue unrelated to Landlord’s Services provided pursuant to Article VI hereof and/or Landlord’s Maintenance and Repair obligations pursuant to Article VII hereof (the “Additional Services”), Landlord shall be paid for such Additional Services by Tenant at reasonable hourly rates. No Building employee will admit any person (Tenant or otherwise) to any office without specific instructions from the office of the Building.

16.	ARTICLE XXV. MISCELLANEOUS. SECTION 23 is added as follows: Tenant shall have the right to select carriers of its choice with respect to its network connectivity.

17.	ARTICLE XXV. MISCELLANEOUS. SECTION 24 is added as follows: Tenant shall locate any IT closet on the Tenant’s Premises or in the additional premises leased by Tenant on the first floor or lower level of the Building. To the extent the IT closet must be relocated, it shall be at Tenant’s sole cost and expense.

18.	EXHIBIT A. RULES AND REGULATIONS is hereby deleted and replaced in its entirety with Exhibit A referenced above in revised Article I.

19.	All other terms, conditions, and provisions of the Lease shall remain unchanged and incorporated by reference under this Third Amendment. If there shall be any conflict between the Lease and this Third Amendment, the terms of this Third Amendment shall control.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Third Amendment as of the date set forth above.

Landlord:

Jaytee-Hurstbourne, LLC

By: /s/ Michael Trager-Kusman

Michael Trager-Kusman

Acknowledged and Approved by:

/s/ Steven E. Trager

Steven E. Trager

Tenant:

Republic Bank & Trust Company

By: /s/ Kevin Sipes

Kevin Sipes